Exhibit 10.13

Amendment to Key Employment Agreement

This Amendment to Key Employment Agreement (this “Amendment”) is made effective as of July 1, 2005, by and between Hal Shinn (“Executive”) and PokerTek, Inc., a North Carolina corporation (the “Company”).

WHEREAS, the parties hereto have entered into that certain Key Employment Agreement dated July 15, 2004 (the “Key Employment Agreement”); and

WHEREAS, the parties have agreed to modify the terms of the Key Employment Agreement as provided herein;

NOW THEREFORE, in consideration of the foregoing and for the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Salary. Sections 2.1(c) and 2.1(d) of the Key Employment Agreement are hereby deleted in their entirety and replaced with the following:

(c) Executive shall receive an option to purchase 75,000 shares of the Company’s common stock, which is equal to 1% of the number of outstanding shares of the Company’s common stock as of the date hereof, at an exercise price of $2.67 per share, which option vests 10% upon the effective date of this Agreement and 10% every quarter thereafter.

(d) Executive shall receive an option to purchase 75,000 shares of the Company’s common stock, which is equal to 1% of the number of outstanding shares of the Company’s common stock as of the date hereof, at an exercise price of $2.67 per share, which option vests 12.5% every six months after the effective date of this Agreement.

2. Change of Control. The Key Employment Agreement is hereby amended by adding the following as Section 6(d):

(d) For purposes of this Key Employment Agreement, a “change of control” shall be deemed to have occurred on the earliest of the following dates:

(i) The date on which any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding common stock of the Corporation;

(ii) The date on which the shareholders of the Company approve a definitive agreement: (A) to merge or consolidate the Company with or into another corporation or other business entity (each, a “corporation”), in which the Company is not the continuing or surviving corporation or pursuant to which any shares of common stock of the Company would be converted into cash, securities or other property of another corporation, in each case other than a merger or consolidation of the Company in which the holders of common stock immediately prior to the merger or consolidation continue to own immediately after the merger or consolidation at least fifty percent (50%) of common stock, or, if the Company is not the surviving corporation, the common stock (or other voting securities) of the surviving corporation; provided, however, that if consummation of such merger or consolidation is subject to the approval of federal, state or other regulatory authorities, then a “change in control” shall not be deemed to occur until the later of the date of shareholder approval of such merger or consolidation or the date of final regulatory approval of such merger or consolidation; or (B) to sell or otherwise dispose of all or substantially all the assets of the Company; or

(iii) The date on which there shall have been a change in a majority of the members of the Board of Directors of the Company within a 12-month period, unless the nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period.

Notwithstanding the foregoing, a change in control shall not be deemed to have occurred in the event the Company forms a holding company as a result of which the holders of the Company’s voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they hold prior to the transaction, substantially all of the voting securities of a holding company owning all of the Company’s voting securities after the completion of the transaction.

(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

3. Termination. The Key Employment Agreement is hereby amended by adding the following as Section 6.8. In the event Executive’s employment is terminated by the Company for any reason except Cause all stock options granted will vest immediately if Executive executes a general release with language acceptable to the Company on or before the effective date of termination.

4. Limited Amendment. Unless otherwise specifically defined herein, each term used herein that is defined in the Key Employment Agreement shall have the meaning assigned to such term in the Key Employment Agreement. Except as otherwise set forth herein, no other changes, amendments or modifications are made to the Key Employment Agreement and the Key Employment Agreement, as amended hereby, shall remain in full force and effect.

5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Amendment and the Key Employment Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede any and all prior and contemporaneous agreements and understandings between the parties with respect thereto. Any waiver, amendment, modification or supplement of or to any term or condition of this Amendment shall be effective only if in writing and signed by the parties hereto.

5.2 Governing Law. The internal laws of the State of North Carolina (regardless of conflict of laws principles) shall govern all issues concerning the construction, validity and interpretation of this Amendment.

5.3 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

POKERTEK, INC.

By	/s/ Lou White
Lou White, Chief Executive Officer

EXECUTIVE

/s/ Hal Shinn
Hal Shinn